Renewal of Distribution Agreement

Agreement made this 7th day of August, 2019 by and between Nuveen Multistate Trust IV (formerly, Nuveen Flagship Multistate Trust IV), a Massachusetts business trust (the “Fund”), and NUVEEN SECURITIES, LLC (formerly, John Nuveen & Co. Incorporated), a Delaware limited liability company (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 15, 2019 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 15, 2020 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 15, 2020 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST IV

By:        /s/ Diana R. Gonzalez

             Vice President

ATTEST:

/s/ Virginia O’Neal

               NUVEEN SECURITIES, LLC

By: /s/ Gifford R. Zimmerman

             Managing Director

ATTEST:

/s/ Virginia O’Neal